Sub-Item 77C: Submission of Matters to a Vote of Security Holders

A Special Meeting (the Meeting) of the Goldman Sachs Trust (GST) was held on October 15, 2013 to consider and act upon the proposals below. The Funds will amortize their respective share of the proxy, shareholder meeting and other related costs, and GSAM has agreed to reimburse each Fund to the extent such expenses exceed a specified percentage of the Funds net assets.


At the Meeting, Donald C. Burke, Joseph P. LoRusso, Herbert J. Markley, James A. McNamara, and Roy W.
Templin were elected to the Trusts Board of Trustees. In electing trustees, the Trusts shareholders voted as follows:


			   For		     Against	     Withheld
Donald C. Burke		53,388,642,395.715	0	1,150,861,851.7004
Joseph P. LoRusso	53,405,131,628.159	0	1,134,372,619.260
Herbert J. Markley	53,435,916,168.391	0	1,103,588,079.028
James A. McNamara	53,432,564,581.647	0	1,106,939,665.772
Roy W. Templin		53,435,142,748.551	0	1,104,361,498.868

Broker Non-Votes
	0
	0
	0
	0
	0

In addition to the individuals named above, Ashok N. Bakhru, John P. Coblentz, Jr., Diana M. Daniels,
Jessica Palmer, Richard R. Strubel and Alan A. Shuch continue to serve on the Trusts Board of Trustees.